FOR IMMEDIATE RELEASE


CONTACT:  Gary B. Crook
          Chief Financial Officer
          801-484-4400


SOS STAFFING SERVICES, INC. ANNOUNCES ITS INTENT TO ACQUIRE
THE P             ERFORMANCE GROUP OF DENVER, COLORADO


Salt Lake City, Utah -- June 27, 1996 -- SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) announced today it has signed a contract to acquire The Performance Group. The Performance Group includes The Performance Professionals, Inc., Abacus Consultants, Inc. and Abacus Consulting, Inc., all of Denver, Colorado. The Performance Group (the "Company") specializes in the information technology segment of the staffing industry, providing information technology consultants and permanent placement services. The Company had 1995 revenues of approximately $3.0 million. Terms of the transaction were not disclosed. The Performance Group will operate as a separate information technology division. The Performance Group's operations will be combined with SOS on July 1, 1996. The selling principals have committed to remain at least one year and SOS intends to retain all of the other employees.

Richard D. Reinhold, Chairman and Chief Executive Officer of SOS, commented, "We are very excited about the possibilities that this transaction brings to SOS. The Performance Group is our first significant acquisition in the rapidly growing information technology divisions and The Performance Group will substantially enhance our expertise in the segment. From this newly added base we plan to continue to expand our information technology exposure."

SOS Staffing Services, Inc. offers a full range of staffing services through its network of offices located in the states of Arizona, Colorado, Idaho, Nevada, New Mexico, Utah and Wyoming. The addition of The Performance Group and the recently announced acquisition of Allyn Colorado Enterprises will give SOS 67 offices effective July 1, 1996.